Exhibit 99.1

View, Inc. Reports First Quarter 2021 Financial Results

Milpitas, CA, May 12, 2021: View, Inc. (NASDAQ: VIEW), the leader in smart windows, announced financial results for the first quarter 2021.

First Quarter 2021 Highlights:

•	GAAP revenue of $11.8 million, a 29% increase from Q1 2020 and a 52% increase from Q4 2020.

•	GAAP cost of revenue of $29.9 million, a 16% improvement from Q1 2020 and a 5% improvement from Q4 2020 due to production efficiencies.

•	GAAP operating expenses of $37.1 million, a 16% improvement from Q1 2020 driven by cost controls, and a 10% increase over Q4 2020 related to growth initiatives and IPO preparations.

•	GAAP loss from operations of ($55.1) million, a 22% improvement compared to Q1 2020 and 4% improvement from Q4 2020.

•

Non-GAAP Adjusted EBITDA of ($37.8) million, a 31% improvement compared to Q1 2020 reflecting higher revenues, improved factory costs and streamlined operating expenses. Non-GAAP Adjusted EBITDA improvement of 11% over Q4 2020.

•	Completed initial public offering raising gross proceeds of $815.2 million; now trading on the NASDAQ under the ticker “VIEW.”

•	Retired existing debt facility and accrued interest of $276.8 million and ended the quarter with $506.5 million of cash on balance sheet.

“In the first quarter of 2021, we saw continued increase in market adoption of our products. We are also experiencing an increase in activity as our customers start preparing to return to a more normal course of business later this year,” said Dr. Rao Mulpuri, Chairman and CEO of View.

“We are proud of our accomplishments to date, and we are excited to start our journey as a public company. We continue to invest in technology to transform the real estate industry in order to improve the user experience, drive the world’s sustainability goals, improve human health, and create tech enabled spaces. We are especially excited about the strong customer reception to our new products released in Q1 2021.”

Recent Business Highlights and Key Customer Wins

On April 30, 2021, View announced (link) Walmart reached an agreement with View for the expected purchase of $26 million of smart glass for use in their Home Office campus in Bentonville, AR. Home Office is Walmart’s new corporate office campus with 12 office buildings across 350 acres.

On March 16, 2021, View announced (link) its smart windows were selected to be installed in the expansion of Terminal 5 at Chicago’s O’Hare International Airport (ORD). The expansion is part of O’Hare 21, an $8.5 billion project to modernize the airport with Terminal 5 serving as the new home for Delta Air Lines in Chicago.

On March 1, 2021, View announced (link) the completion of 730 Third Avenue, a 665,000-square-foot, 27-story, office tower recently transformed through a $120 million renovation by Nuveen Real Estate, and its development advisor, Taconic Partners. TIAA, the parent company of Nuveen, owns 730 Third Ave and both firms will continue to be headquartered at the location.

On February 25, 2021, View announced (link) its smart windows were selected to be installed at 3.0 University Place, the 250,000-square-foot commercial lab and office building in the heart of Philadelphia’s innovation corridor.

On February 18, 2021, View announced (link) that View Smart Windows are being installed at St. John’s Terminal, the 12-story, 1.3-million-square-foot, cutting-edge commercial office under development by Oxford Properties Group. This landmark Manhattan building will be the center of Google’s Hudson Square campus.

On February 2, 2021, View announced (link) that its smart windows were selected to be installed into multiple buildings across Lake Nona, the 17-square-mile visionary community developed by Tavistock Development Company. View Smart Windows have already been installed in five buildings in Lake Nona across office, retail, and hospitality projects, and are expected to be installed in more than 30 additional buildings.

On January 13, 2021, View announced (link) that its smart windows were selected to be installed in Dallas Fort Worth International Airport’s new expansion of Terminal D South, a project that adds four gates to the terminal and showcases DFW’s “Gate of the Future”. The expansion will be the first airport to deploy View’s latest smart building digital network, AI and machine learning powered environmental sensor modules, and transparent ultra-high-definition displays.

Full Year 2021 Outlook

Given the strong results in Q1 and increased market adoption, View remains confident in the company’s financial plan for 2021. View expects revenues for full year 2021 to be in the range of $70 to $80 million.

Accordingly, View continues to invest in the company’s operational capabilities by ramping manufacturing facility to 24x7 operation and investing in capital equipment and customer support capabilities.

The company’s recently announced new products are being deployed and began generating revenue in Q1 2021. These new products include View Net, View Sense and View Immersive Experience. View has a unique first-wire advantage to provide additional products and services on their smart building platform. View expects to continue to increase investments in R&D throughout 2021.

View is at the early stages in their journey to transform a major industry and excited about the opportunities to drive adoption of smart windows.

Conference Call and Webcast Details

View, Inc. will host a conference call to discuss its results at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time the same day. The live webcast of the call can be accessed at the View, Inc. Investor Relations website at https://investors.view.com, along with the company’s earnings press release.

The U.S. dial-in for the call is 1-877-524-8416 (1-412-902-1028 for non-U.S. callers). Please ask to join the View, Inc. call. A replay of the conference call will be available until May 19, 2021, at 8:59 p.m. Pacific Time / 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the View, Inc. Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13719178.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding revenue growth, market adoption of Company products, production capabilities, capital expenditures, and the Company’s 2021 financial expectations. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About non-GAAP Financial Measures

In this press release, the Company presents certain non-GAAP financial information, including non-GAAP cost of revenues, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP adjusted EBITDA. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. Reconciliations from GAAP to non-GAAP results is included in the financial statements contained in this release.

About View

View is a technology company and the market leader in smart windows. View Smart Windows use artificial intelligence to automatically adjust in response to the sun and increase access to natural light, to improve people’s health and experience in buildings, while simultaneously reducing energy consumption to mitigate the effects of climate change. Every View installation also includes a smart building platform that consists of power, network, and communication infrastructure. For more information, please visit: www.view.com

Contacts:

Samuel Meehan

View, Inc.

Investor Relations

IR@View.com

408-493-1358

VIEW, INC.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$11,805	$9,167
Costs and expenses:
Cost of revenue	29,874	35,572
Research and development	15,658	21,258
Selling, general, and administrative	21,420	22,835

Total costs and expenses	66,952	79,665

Loss from operations	(55,147)	(70,498)
Interest and other income (expense), net
Interest income	5	445
Interest expense	(5,308)	(5,285)
Other expense, net	(1,442)	(24)
Gain on fair value change, net	7,413	4,427
Loss on extinguishment of debt	(10,018)	—

Interest and other income (expense), net	(9,350)	(437)

Loss before provision of income taxes	(64,497)	(70,935)
Provision for income taxes	(5)	(5)

Net and comprehensive loss	$(64,502)	$(70,940)

Net loss per share, basic and diluted	$(1.16)	$(42.82)

Weighted-average shares used in calculation of net loss per share, basic and diluted	55,500,398	1,656,774

VIEW, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$506,457	$63,232
Accounts receivable, net	12,086	12,252
Inventories	7,134	6,483
Prepaid expenses and other current assets	6,793	6,881

Total current assets	532,470	88,848
Property and equipment, net	279,278	282,560
Restricted cash	10,464	10,461
Other assets	4,318	8,946

Total assets	$826,530	$390,815

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$8,688	$14,562
Accrued expenses and other current liabilities	17,085	36,480
Accrued compensation	13,305	14,665
Deferred revenue	2,543	2,111
Debt, current	—	247,248

Total current liabilities	41,621	315,066
Debt, non-current	15,430	15,430
Redeemable convertible preferred stock warrant liability	—	12,323
Sponsor earn-out liability	23,983	—
Other liabilities	34,051	36,731

Total liabilities	115,085	379,550
Redeemable convertible preferred stock	—	1,812,678
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	22	—
Additional paid-in capital	2,667,127	89,789
Accumulated deficit	(1,955,704)	(1,891,202)

Total stockholders’ equity (deficit)	711,445	(1,801,413)

Total liabilities redeemable convertible preferred stock, and stockholders’ equity (deficit)	$826,530	$390,815

VIEW, INC.

Condensed Consolidated Statements of Cash Flow

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(64,502)	$(70,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,055	6,201
Loss on extinguishment of debt	10,018	—
Gain on fair value change, net	(7,413)	(4,427)
Amortization of debt discount and other	488	586
Stock-based compensation	11,282	9,218
Net changes in operating assets and liabilities:	(26,266)	20,011

Net cash used in operating activities	(70,338)	(39,351)

Cash flows from investing activities:
Purchases of property and equipment	(2,679)	(19,355)
Maturities of short-term investments	—	32,866

Net cash provided by (used in) investing activities	(2,679)	13,511

Cash flows from financing activities:
Proceeds from draws related to revolving debt facility	—	34,615
Repayment of revolving debt facility	(257,454)	(37,500)
Repayment of other debt obligations	—	(1,714)
Payments of obligations under capital leases	(210)	(364)
Proceeds from issuance of common stock upon exercise of stock options	382	149
Proceeds from reverse recapitalization	815,184	—
Payment of transaction costs related to reverse recapitalization	(41,657)	—

Net cash provided by (used in) financing activities	516,245	(4,814)

Net increase (decrease) in cash, cash equivalents, and restricted cash	443,228	(30,654)
Cash, cash equivalents, and restricted cash, beginning of period	74,693	148,674

Cash, cash equivalents, and restricted cash, end of period	$517,921	$118,020

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,329	$1,492
Cash paid for income taxes	28	8
Non-cash investing and financing activities:
Change in accounts payable balance and other liabilities related to purchase of property and equipment	$(967)	$(2,784)
Conversion of redeemable convertible preferred stock to common stock	$1,812,678	$—
Conversion of redeemable convertible preferred stock warrants to common stock warrants	$7,267	$—
Common stock issued in exchange for services	$7,500	$—

VIEW, INC.

Selected Financials and Reconciliation of GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands)

	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Revenue
Revenue	$11,805	$7,763	$9,167

Cost of Revenue
GAAP Cost of Revenue	$29,874	$31,285	$35,572
Stock-Based Compensation	(940)	(586)	(542)

Non-GAAP Cost of Revenue	$28,934	$30,699	$35,030

R&D Expense
GAAP R&D Expense	$15,658	$19,146	$21,258
Stock-Based Compensation	(976)	(467)	(2,908)

Non-GAAP R&D Expense	$14,682	$18,679	$18,350

SG&A Expense
GAAP SG&A Expense	$21,420	$14,611	$22,835
Stock-Based Compensation	(9,366)	(5,301)	(5,768)

Non-GAAP SG&A Expense	$12,054	$9,310	$17,067

Loss from Operations
GAAP Loss from Operations	$(55,147)	$(57,279)	$(70,498)
Stock-Based Compensation	11,282	6,354	9,218

Non-GAAP Loss from Operations	$(43,865)	$(50,925)	$(61,280)

Net Loss
GAAP Net Loss	$(64,502)	$(55,284)	$(70,940)
Stock-Based Compensation	11,282	6,354	9,218
Gain on Fair Value Change	(7,413)	(9,451)	(4,427)
Loss on Extinguishment of Debt	10,018	—	—

Non-GAAP Net Loss	$(50,615)	$(58,381)	$(66,149)

Adjusted EBITDA
GAAP Loss from Operations	$(55,147)	$(57,279)	$(70,498)
Stock-Based Compensation	11,282	6,354	9,218

Non-GAAP Loss from Operations	(43,865)	(50,925)	(61,280)
Depreciation and Amortization	6,055	8,616	6,201

Adjusted EBITDA	$(37,810)	$(42,309)	$(55,079)